Exhibit 5.2

Triton International Limited and Triton Container International Limited 5th Floor Victoria Place 31 Victoria Street Hamilton, HM 10, Bermuda	Email spenrose@applebyglobal.com Direct Dial +1 441 298 3286 Tel +1 441 295 2244 Fax +1 441 292 8666 Your Ref Appleby Ref 436544.0014/SP/AK/RO 11 January 2022

Dear Sirs

Bermuda Office Appleby (Bermuda) Limited Canon’s Court 22 Victoria Street PO Box HM 1179 Hamilton HM EX Bermuda Tel +1 441 295 2244 applebyglobal.com

TRITON INTERNATIONAL LIMITED (TIL) AND TRITON CONTAINER INTERNATIONAL LIMITED (TCIL, TOGETHER WITH TIL, COMPANIES, AND EACH, A COMPANY)

We act as special legal counsel in Bermuda to the Companies. The Companies have requested that we provide this opinion in connection with the preparation and filing of the post-effective amendment no. 1 (Post-Effective Amendment) to TIL’s registration statement on Form S-3 which was declared effective by the U.S. Securities and Exchange Commission on 28 August 2020 (as amended, Registration Statement), pursuant to the Securities Act of 1933, as amended (Securities Act), and the rules and regulations promulgated thereunder. The Post-Effective Amendment operates to, amongst other things, (i) add each of TCIL and TAL International Container Corporation (TALICC) as an additional registrant under the Registration Statement, (ii) register an indeterminate amount of debt securities of TCIL which may be issued by TCIL solely or jointly with TALICC as co-issuers (TCIL Debt Securities), (iii) register an indeterminate amount of debt securities of TALICC which may be issued by TALICC solely or jointly with TCIL as co-issuers (TALICC Debt Securities), (iv) register the guarantee by TIL of any TCIL Debt Securities or TALICC Debt Securities (TIL Guarantees); and (v) register the guarantee by TCIL of any debt securities issued by TIL under the Registration Statement (TCIL Guarantees and, collectively with the TCIL Debt Securities and TIL Guarantees, Securities).

For the purposes of this opinion we have examined and relied upon the documents listed, and in some cases defined, in the Schedule to this opinion (Documents) together with such other documentation as we have considered requisite to this opinion.

Appleby (Bermuda) Limited (the Legal Practice) is a limited liability company incorporated in Bermuda and approved and recognised under the Bermuda Bar (Professional Companies) Rules 2009. “Partner” is a title referring to a director, shareholder or an employee of the Legal Practice. A list of such persons can be obtained from your relationship partner.

Bermuda ◾ British Virgin Islands ◾ Cayman Islands ◾ Guernsey ◾ Hong Kong ◾ Isle of Man ◾ Jersey ◾ London ◾ Mauritius ◾ Seychelles ◾ Shanghai ◾ Zurich

1.   ASSUMPTIONS

In stating our opinion we have assumed:

1.1  the authenticity, accuracy and completeness of all Documents and other documentation examined by us submitted to us as originals and the conformity to authentic original documents of all Documents and other such documentation submitted to us as certified, conformed, notarised, faxed or photostatic copies;

1.2  that each of the Documents and other such documentation which was received by electronic means is complete, intact and in conformity with the transmission as sent;

1.3  the genuineness of all signatures on the Documents;

1.4  the authority, capacity and power of each of the persons signing the Documents;

1.5  that any representation, warranty or statement of fact or law, other than as to the laws of Bermuda, made in any of the Documents is true, accurate and complete;

1.6  that the records which were the subject of the Company Search were complete and accurate at the time of such search and disclosed all information which is material for the purposes of this opinion and such information has not since the date of the Company Search been materially altered;

1.7  that the records which were the subject of the Litigation Search were complete and accurate at the time of such search and disclosed all information which is material for the purposes of this opinion and such information has not since the date of the Litigation Search been materially altered;

1.8  that each Director of either Companies, when the applicable Board of Directors of such Company passed or adopted the Resolutions, as applicable, discharged his fiduciary duty owed to such Company and acted honestly and in good faith with a view to the best interests of such Company;

1.9  that there are no provisions of the laws or regulations of any jurisdiction other than Bermuda which would be contravened by the issuance of the Securities or which would have any implication in relation to the opinion expressed herein and that, in so far as any obligation to be performed or action to be taken as described in the Registration Statement is required to be performed or taken in any jurisdiction outside Bermuda, the performance of such obligation or the taking of such action will constitute a valid and binding obligation of each of the parties thereto under the laws of that jurisdiction and will not be illegal by virtue of the laws of that jurisdiction;

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Bermuda ◾ British Virgin Islands ◾ Cayman Islands ◾ Guernsey ◾ Hong Kong ◾ Isle of Man ◾ Jersey ◾ London ◾ Mauritius ◾ Seychelles ◾ Shanghai ◾ Zurich

1.10  that the Resolutions are in full force and effect, have not been rescinded, either in whole or in part, and accurately record the resolutions passed or adopted, as applicable, by the Board of Directors of each Company either in a meeting which was duly convened and at which a duly constituted quorum was present and voting throughout or by way of unanimous written resolutions, and that there is no matter affecting the authority of the Directors to effect the issuance of the Securities, not disclosed by the applicable Constitutional Documents or the Resolutions, which would have any adverse implication in relation to the opinions expressed herein; and

1.11  that the form and terms of any and all Securities, the issuance and sale thereof by the applicable Company, and the applicable Company’s incurrence and performance of its obligations thereunder or in respect thereof (including, without limitation, its obligations under any related agreement, indenture or supplement thereto) in accordance with the terms thereof will not violate the applicable Company’s Constitutional Documents nor any applicable law, regulation, order or decree in Bermuda;

1.12  that all necessary corporate action will be taken to authorise and approve any issuance of Securities and their terms, the terms of the offering thereof and related matters, and that the applicable definitive purchase, underwriting or similar agreement and the applicable indenture and any applicable supplements thereto and any debt securities guarantee agreement and any applicable supplements thereto, will be duly approved, executed and delivered by or on behalf of the applicable Company and all other parties thereto (collectively, in respect of the applicable Company, Corporate Proceedings).

2.   OPINION

Based upon and subject to the foregoing and subject to the reservations set out below and to any matters not disclosed to us, we are of the opinion that:

2.1  Each Company is an exempted company limited by shares duly incorporated and existing under the laws of Bermuda. Each Company possesses the capacity to sue and be sued in its own name and is in good standing under the laws of Bermuda.

2.2  Subject to the completion of the applicable Corporate Proceedings, the:

2.2.1  TCIL Debt Securities have been duly authorised for issuance by TCIL;

2.2.2  TCIL Guarantees have been duly authorised for issuance by TCIL; and

2.2.3  TIL Guarantees have been duly authorised for issuance by TIL.

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Bermuda ◾ British Virgin Islands ◾ Cayman Islands ◾ Guernsey ◾ Hong Kong ◾ Isle of Man ◾ Jersey ◾ London ◾ Mauritius ◾ Seychelles ◾ Shanghai ◾ Zurich

3.   RESERVATIONS

We have the following reservations:

3.1  We express no opinion as to any law other than Bermuda law and none of the opinions expressed herein relates to compliance with or matters governed by the laws of any jurisdiction except Bermuda. This opinion is limited to Bermuda law as applied by the Courts of Bermuda at the date hereof.

3.2  In paragraph 2.1 above, the term “good standing” means that each Company has received a Certificate of Compliance from the Registrar of Companies indicating that it has neither failed to make any filing with any Bermuda governmental authority nor to pay any Bermuda government fee or tax, which might make it liable to be struck off the Register of Companies and thereby cease to exist under the laws of Bermuda.

3.3  Searches of the Register of Companies at the office of the Registrar of Companies and of the Supreme Court Causes Book at the Registry of the Supreme Court are not conclusive and it should be noted that the Register of Companies and the Supreme Court Causes Book do not reveal:

3.3.1  details of matters which have been lodged for filing or registration which as a matter of best practice of the Registrar of Companies or the Registry of the Supreme Court would have or should have been disclosed on the public file, the Causes Book or the Judgment Book, as the case may be, but for whatever reason have not actually been filed or registered or are not disclosed or which, notwithstanding filing or registration, at the date and time the search is concluded are for whatever reason not disclosed or do not appear on the public file, the Causes Book or Judgment Book;

3.3.2  details of matters which should have been lodged for filing or registration at the Registrar of Companies or the Registry of the Supreme Court but have not been lodged for filing or registration at the date the search is concluded;

3.3.3  whether an application to the Supreme Court for a winding-up petition or for the appointment of a receiver or manager has been prepared but not yet been presented or has been presented but does not appear in the Causes Book at the date and time the search is concluded;

3.3.4  whether any arbitration or administrative proceedings are pending or whether any proceedings are threatened, or whether any arbitrator has been appointed; or

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Bermuda ◾ British Virgin Islands ◾ Cayman Islands ◾ Guernsey ◾ Hong Kong ◾ Isle of Man ◾ Jersey ◾ London ◾ Mauritius ◾ Seychelles ◾ Shanghai ◾ Zurich

3.3.5  whether a receiver or manager has been appointed privately pursuant to the provisions of a debenture or other security, unless notice of the fact has been entered in the Register of Charges in accordance with the provisions of the Act.

Furthermore, in the absence of a statutorily defined system for the registration of charges created by companies incorporated outside Bermuda (overseas companies) over their assets located in Bermuda, it is not possible to determine definitively from searches of the Register of Charges maintained by the Registrar of Companies in respect of such overseas companies what charges have been registered over any of their assets located in Bermuda or whether any one charge has priority over any other charge over such assets.

3.4  In order to issue this opinion we have carried out the Company Search as referred to in Schedule 1 to this opinion and have not enquired as to whether there has been any change since the date of such search.

3.5  In order to issue this opinion we have carried out the Litigation Search as referred to in Schedule 1 to this opinion and have not enquired as to whether there has been any change since the date of such search.

4.   DISCLOSURE

This opinion is furnished to you in connection with the filing of the Registration Statement and is not to be used, quoted or otherwise relied on for any other purpose. We consent to the filing of this opinion as an exhibit to the Registration Statement of the Companies and to the references to Appleby (Bermuda) Limited’s name under the caption “Legal Matters” in the prospectus forming part of the Registration Statement. As Bermuda attorneys we are not qualified to opine on matters of law in any jurisdiction other than Bermuda. As such, in giving this consent, we do not admit that we are experts within the meaning of Section 11 of the Securities Act or that we are within the category of persons whose consent is required under Section 7 of the Securities Act.

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Bermuda ◾ British Virgin Islands ◾ Cayman Islands ◾ Guernsey ◾ Hong Kong ◾ Isle of Man ◾ Jersey ◾ London ◾ Mauritius ◾ Seychelles ◾ Shanghai ◾ Zurich

This opinion is governed by and is to be construed in accordance with Bermuda law. It is given on the basis that it will not give rise to any legal proceedings with respect thereto in any jurisdiction other than Bermuda.

Yours faithfully

/s/ Appleby (Bermuda) Limited

Appleby (Bermuda) Limited

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Bermuda ◾ British Virgin Islands ◾ Cayman Islands ◾ Guernsey ◾ Hong Kong ◾ Isle of Man ◾ Jersey ◾ London ◾ Mauritius ◾ Seychelles ◾ Shanghai ◾ Zurich

SCHEDULE

1.   Certified copies of the Certificate of Incorporation, Memorandum of Association and Amended & Restated Bye-Laws of each Company (collectively referred to as the Constitutional Documents).

2.   Certified copies of (collectively, Resolutions):

2.1.1  minutes of meetings of the Board of Directors of TIL held on 21 July 2020 and on 20 October 2021 and unanimous written resolutions of the Board of Directors of TIL effective on 10 January 2022; and

2.1.2  unanimous written resolutions of the Board of Directors of TCIL effective on 28 October 2021 and 10 January 2022.

3.   A certified copy of the “Foreign Exchange Letter” issued by the Bermuda Monetary Authority in relation to each Company.

4.   A certified copy of the “Tax Assurance”, issued by the Registrar of Companies for the Minister of Finance in relation to each Company.

5.   Certificates of Compliance, each dated [•] January 2022, issued by the Registrar of Companies in respect of each Company.

6.   A scanned copy of the Registration Statement.

7.   A search of the entries, filings, and documents shown and available for inspection in respect of each Company in the register of charges and on the file of each Company found on the Online Registry (www.registrarofcompanies.gov.bm) maintained by the Registrar of Companies in Hamilton, Bermuda, as revealed by a search conducted on [•] January 2022 (Company Search).

8.   A search of the entries and filings shown and available for inspection in respect of each Company in the Cause and Judgement Book of the Supreme Court maintained at the Registry of the Supreme Court in Hamilton, Bermuda, as revealed by a physical search conducted, and/or electronic record of the Cause and Judgment Book distributed by the Supreme Court, on [•] January 2022 (Litigation Search).

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Bermuda ◾ British Virgin Islands ◾ Cayman Islands ◾ Guernsey ◾ Hong Kong ◾ Isle of Man ◾ Jersey ◾ London ◾ Mauritius ◾ Seychelles ◾ Shanghai ◾ Zurich